Contact:
Donna Nichols  (619) 622-3009
Senior Director, Corporate Communications


                                For Release at 9:00 a.m. EDT on April 29, 1997
                                ----------------------------------------------

                       AGOURON ACQUIRES ALANEX CORPORATION

   LA JOLLA,  Calif.,  April 29, 1997 -- Agouron  Pharmaceuticals,  Inc. (Nasdaq
NNM: AGPH) announced today that it has signed a definitive agreement to acquire Alanex Corporation, a privately held drug discovery company, for 1,000,000 shares of newly issued Agouron common stock. The transaction is expected to close in approximately 30 days.

   Alanex, located in San Diego, is engaged in the discovery of drug leads through the high-speed screening of diverse chemical libraries designed by computational methods and generated by combinatorial chemistry. Alanex utilizes proprietary software to design either broad or highly targeted combinatorial libraries of molecules that can readily be synthesized in large numbers. With approximately 80 employees, Alanex is presently conducting research projects aimed at discovery of drugs for such therapeutic indications as pain, diabetes, obesity, anxiety, and certain malignant tumors. Alanex currently has collaborative arrangements with Aurora Biosciences, Astra Pharma, Inc., Novo Nordisk, and Roche Bioscience.

   A leader in the design of small molecule drugs based upon the three dimensional structures of proteins that play key roles in human disease, Agouron currently markets its first commercial product, an HIV protease inhibitor, in the United States and is engaged in the research and development of more than a dozen other products.

   "We have  believed for some time that the  integration  of  technologies  for three-dimensional, structure-based drug design with technologies for computation-directed combinatorial chemistry and high throughput screening could be an extremely powerful force in drug discovery with immediate benefits," said Peter Johnson, Agouron's president and chief executive officer. "We were very impressed by the competitive position of Alanex in the area of targeted combinatorial chemistry and impressed by the contributions that Alanex's proprietary research projects could make to our development pipeline. The fact that Alanex is well funded through collaborative arrangements with

                                     -more-

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excellent pharmaceutical partners made the merger all the more attractive to
Agouron."

   Current employees of Alanex are generally expected to become employees of a subsidiary of Agouron to be headed by Marvin Brown, M.D., currently president and chief executive officer of Alanex Corporation. The Alanex subsidiary will continue to engage in collaborative research programs with pharmaceutical and biotechnology companies, will independently carry out certain proprietary drug discovery programs, and will have access to the product development and marketing capabilities of Agouron.

   "The acquisition of Alanex is not expected to have a significant impact on Agouron's near-term financial condition," said Steven Cowell, Agouron's vice president and chief financial officer. "While the acquisition is expected to be accounted for as a purchase and generate a significant write-off of in-process R&D in the fourth quarter of Agouron's fiscal year ending June 30, 1997, revenues from Alanex's existing and anticipated collaborative arrangements are expected to substantially offset its operating expenses in fiscal 1998."

   "We are excited to accept this unique opportunity to merge the discovery technologies of our two companies," said Dr. Brown. "Access to Agouron's development and marketing capabilities will also assure the progress of Alanex's proprietary development projects."

   PaineWebber   Incorporated   acted  as  advisor  to  Agouron  in  the  merger
transaction; Lehman Brothers acted as advisor to Alanex.

   Agouron Pharmaceuticals, Inc. is an integrated pharmaceutical company committed to the discovery, development, manufacturing and marketing of small molecule drugs for treatment of serious diseases.

   Certain statements in this news release consist of forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties regarding future collaborative research programs and financial and other representations made by management. Other risks may exist as detailed from time to time in the reports filed by the company with the Securities and Exchange Commission, including the company's reports on Forms 10-K and 10-Q.
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